Petrosearch  Energy  Corp.
675  Bering  Drive                                    FOR  IMMEDIATE  RELEASE
Houston,  TX  77057
(713)  961-9337


INVESTOR  RELATIONS  CONTACT
INTEGRATED  CORPORATE  RELATIONS
Kathleen  Heaney
(713)  334-5123
Email:investor.relations@petrosearch.com

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              PETROSEARCH ANNOUNCES EXTENSION AGREEMENT WITH EXXON

HOUSTON, TX. MARCH 31, 2006. Petrosearch Energy Corporation announced that it entered into an Extension Agreement with ExxonMobil Corporation, Harding Company, Eagle Oil & Gas Co., PS Gas Partners, LLC, and Gas Partners, L.P. dated March 30, 2006, under which the parties have agreed to extend until May 2, 2006, ExxonMobil's preferential purchase rights related to the separate sale agreements between Harding Company and each of the other parties relating to the Barnett Shale project.

The parties entered into the Extension Agreement in order to give all of the parties the ability to explore possible alternative structures with the stated goal to form an integrated venture which would include both upstream and pipeline assets and activities, which would better align each party's interest, and which would enhance the ability of the venture to assure that adequate pipeline capacity would be available to move natural gas to market. The opportunity for Petrosearch to participate in an integrated venture, which includes the gathering and evacuation systems, was not present in the First Amended and Restated Program Agreement executed by Petrosearch and Harding Company on February 6, 2006.

On February 6, 2006, Petrosearch announced the execution of a First Amended and Restated Program Agreement with Harding Company under which Petrosearch would acquire a working interest in an area of mutual interest covering the Barnett Shale trend in 1.6 million acres in five North Texas counties. The First Amended and Restated Program Agreement followed a June 29, 2005 Lease Acquisition and Development Agreement between ExxonMobil Corporation and Harding Company and a Memorandum of Understanding Regarding Gas Evacuation from ExxonMobil and Harding Barnett Shale E&P Venture covering the project. Under the ExxonMobil/Harding Agreements, Harding is responsible to serve as operator for a significant portion of the area of mutual interest and to acquire and develop the leases in the area of mutual interest. ExxonMobil is responsible for the operation


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and  construction  of  the  gathering and evacuation systems associated with the
area  of  mutual  interest.   The  First  Amended and Restated Program Agreement
provides that Petrosearch will participate in Harding's acquisition and development activities.

At the time of execution of the First Amended and Restated Program Agreement, as well as the separate agreements between Harding and the other participants, Harding had not obtained from ExxonMobil a consent to transfer and a waiver of Exxon/Mobil's preferential purchase right set forth in the ExxonMobil/Harding Agreements. At the time of Petrosearch's execution of and initial funding under its First Amended and Restated Program Agreement, Petrosearch had no direct contractual relationship with ExxonMobil. Petrosearch believed that all conditions necessary to assign and convey the working interest from Harding had been met. Petrosearch subsequently learned that ExxonMobil had not waived the contingencies and that ExxonMobil desired to explore possible alternative ownership structures beneficial to all concerned before making a determination with respect to the preferential right to purchase.

The Extension Agreement preserves all parties' respective rights and claims as they existed prior to the execution of the Extension Agreement. In the event that the parties cannot achieve a mutually agreed alternative structure on or before May 2, 2006, ExxonMobil could exercise its preferential purchase right which, if exercised, would prevent Petrosearch's participation in the project, but would not prejudice the available remedies to Petrosearch relating to the factual circumstances surrounding these agreements.


ABOUT  PETROSEARCH
Petrosearch Energy Corporation, a Nevada corporation with executive offices in Houston, Texas, was created by a team of seasoned and successful oil and gas professionals for the purpose of finding and developing oil and gas reserves across the United States. Petrosearch is currently active in Texas, Oklahoma, North Dakota, Louisiana, and Mississippi. For more information please visit www.petrosearch.com.
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FORWARD  LOOKING  STATEMENTS

Statements contained herein and the information incorporated by reference herein may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Forward-looking statements can be identified by the use of forward-looking terminology such as, but not limited to, "may," "will," "expect," "anticipate," "estimate," "would be," "believe," or "continue" or the negative or other variations of comparable terminology. We intend such forward-looking statements to be covered by the safe harbor provisions applicable to forward-looking statements contained in Section 21E of the Exchange Act. Such statements (none of which is intended as a guarantee of performance) are subject to certain assumptions, risks and uncertainties, which could cause our actual future results, achievements or transactions to differ materially from those projected or anticipated. Such risks and uncertainties are set forth herein.
Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements, which are


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other  than  statements  of  historical  facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demands and acceptance, changes in technology, economic conditions, the impact of competition and pricing, and government regulation and approvals. Petrosearch cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those Petrosearch expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business.

Our expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, including without limitation, our examination of historical operating trends, data contained in our records and other data available from third parties. There can be no assurance, however, that our expectations, beliefs or projections will result, be achieved, or be accomplished.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no duty to update these forward-looking statements.


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